EXHBIT 4.1

                        FORM OF 2004 A WARRANT AMENDMENT


               AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT A

         This AMENDMENT NO. 1 TO COMMON STOCK PURCHASE WARRANT A dated as of December 20, 2007 (this "Amendment"), among Geron Corporation, a Delaware corporation (the "Company"), __________ (the "Buyer"), amends the Geron Corporation Amended and Restated Common Stock Purchase Warrant A issued on March 13, 2007 (the "Warrant").

         WHEREAS, the Company and Holder are entering into an Agreement of even date herewith (the "Agreement") pursuant to which the parties are agreeing, among other things, to amend certain provisions of the Warrant; and

         WHEREAS, the Company and the Holder desire to amend certain provisions of the Warrant, all subject to the terms, conditions and limitations set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereby agree as follows:

          1.   Capitalized Terms.

         Capitalized terms used herein which are defined in the Warrant have the same meanings herein as therein, except to the extent that such meanings are amended hereby.

          2.   Amendment.

                  2.1. The Company and the Holder agree that the first sentence of the Warrant is hereby deleted in its entirety and replaced with the following:

              "THIS CERTIFIES THAT, for value received, ________ or its registered assigns (the "Holder"), is entitled to purchase from Geron Corporation, a Delaware corporation (the "Company"), at any time or from time to time during the period specified in Paragraph 2 hereof, ________ (_______) fully paid and nonassessable shares of the Company's common stock, par value $0.001 per share (the "Common Stock"), at a per share exercise price equal to the lesser of (i) average of the closing bid prices of the Common Stock on the Principal Exchange (as defined in that certain Securities Purchase Agreement dated as of November 10, 2004, by and among the Company and the Buyers listed therein (the "Purchase Agreement")) for the five (5) Trading Day (as defined in the Purchase Agreement) period ending on December 15, 2009 and (ii) $7.50 (the "Exercise Price"); provided, however, that the Exercise Price shall not be less than $6.80, except as adjusted pursuant to
              Section 4 hereof."

                  2.2. The Company and the Holder agree that Paragraph 2 of the Warrant is hereby deleted in its entirety and replaced with the following:

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              "2. Period of Exercise. This Warrant is exercisable at any time or from time to time on or after May 11, 2005 ("Exercise Period Start Date") and before 8:00 p.m., New York City time on November 10, 2011 (the "Exercise Period"); provided, however, that the Exercise Period may be extended pursuant to Section 4.13 of the Purchase Agreement."

                  2.3. The Company and the Holder agree that Paragraph 4(c) of the Warrant is deleted in its entirety and replaced with the following:

             "Consolidation, Merger or Sale. (i) In case of (1) any consolidation of the Company with, or merger of the Company into any other corporation or entity, or (2) any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company (each of clause (1) and (2) shall be referred to as a "Fundamental Transaction"), then, as a condition of such Fundamental Transaction, adequate provision will be made whereby the Holder will thereafter (at any time or from time to time during the remainder of the Exercise Period) have the right to acquire and receive upon exercise of this Warrant in lieu of the shares of Common Stock immediately theretofor acquirable upon the exercise of this Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of this Warrant had such Fundamental Transaction not taken place.

             (ii) In any such case, the Company will make appropriate provision to insure that the provisions of this Paragraph 4(c) hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant. The Company will not effect any Fundamental Transaction unless, prior to the consummation thereof,
             (1) the successor or acquiring entity (if other than the Company),
             (2) any other entity whose stock, securities or assets the holders of the Common Stock of the Company are entitled to receive as a result of such Fundamental Transaction and (3) any parent, subsidiary or affiliate of such successor, acquiring entity or other entity whose common stock this Warrant shall be exercisable into by virtue of subparagraph (iii) of this Paragraph 4(c) (any or all of such entities being hereafter referred to as a "Successor Entity") assumes by written instrument the obligations under this Paragraph 4 and the obligations to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire.

             (iii) Furthermore, in the event of a transaction contemplated by this Paragraph 4(c) involving the acquisition of the Company by a Public Acquirer (as defined below) for consideration consisting of all or part cash, at the option of the Holder, in lieu of any cash in respect of shares of Common Stock underlying this Warrant, this Warrant (or such proportion thereof as is equal to the proportion of cash to stock to be paid for the Company) shall thereafter be exercisable for the common stock of the Public Acquirer for the remainder of the Exercise Period (and otherwise in accordance with the terms hereof), with the number of shares thereafter underlying this Warrant determined by multiplying the number of shares for which this Warrant is exercisable immediately prior to such transaction by a fraction, the numerator of which is the cash

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             consideration per share paid for the Company and the denominator of which is the Market Price of the Public Acquirer's common stock, where "Market Price" means the average closing price of the Public Acquirer's common stock over the five trading days immediately following the closing date of the transaction. In the case of a transaction involving partial cash consideration, the proportion of this Warrant as is equal to the proportion of stock to cash in such transaction shall thereafter be exercisable for stock of the Public Acquirer in accordance with the preceding terms of this Paragraph 4(c), with the number of shares underlying this Warrant adjusted to reflect the number of shares of common stock of the Public Acquirer to be issued for each share of Common Stock of the Company. Following any adjustment hereunder, the Exercise Price shall be proportionately adjusted, by multiplying the Exercise Price then in effect by a fraction, the numerator of which is the number of shares issuable prior to the adjustment and the denominator of which is the number of shares issuable after the adjustment.
             "Public Acquirer" means any entity that has publicly traded common stock whether publicly traded in the United States or in any other jurisdiction, it being understood that (1) "common stock" as used in this Paragraph 4(c) includes common equity equivalents, trust shares, limited partnership interests, ordinary shares, American Depositary Receipts, American Depositary Shares, and any other similar securities or derivate thereof, and (2) the Company shall be deemed to have been acquired by a Public Acquirer where any Successor Entity has publicly traded common stock whether traded in the United States or any other jurisdiction, even if such Successor Entity is not the direct acquirer or successor to the Company. Following any transaction contemplated by this Paragraph 4(c) the term Warrant Shares shall be deemed to refer to the shares for which this Warrant is thereafter exercisable in accordance with the provisions hereof.

             (iv) In addition, if holders of Common Stock are given a choice as to the securities, cash (which shall be treated in accordance with the preceding paragraph) or property to be received in a Fundamental Transaction (including a right to elect to receive any particular one or combination of more than one of the foregoing), then the Holder shall be given the same choice of consideration upon any exercise of this Warrant following such Fundamental Transaction, which choice of consideration can be made at the time of exercise at any time prior to the expiration of the Exercise Period.

             (v) Notwithstanding the foregoing, in the event of a Fundamental Transaction by a Successor Entity that is not a Qualified Public Acquirer, the Holder may, in its sole discretion, elect to receive cash in exchange for this Warrant in an amount equal to the Theoretical Value (as defined below) of this Warrant at the time of the first public announcement of the Fundamental Transaction (the "Announcement Date"); provided, however, that the option to receive cash described in this subparagraph (v) shall apply only to the extent that the transaction is in whole or in part a cash purchase, and only to the extent that the holders of Common Stock are receiving cash, and such right to receive cash shall be pari passu with and not in preference to the common stockholders right to receive cash. In the event of a Fundamental Transaction involving a Successor Entity that is a Qualified Public Acquirer, at the option of the Holder, such Public Acquirer shall list for trading the Warrants, as adjusted pursuant to this Paragraph 4(c), on the AMEX, ICE, CBOE and regional options exchanges and quotation systems.

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             (vi) A "Qualified Public Acquirer" means a Public Acquirer that (1)
             has "common stock" publicly traded on the NYSE, NASDAQ Global Market, or the primary trading markets of the London Stock
             Exchange, Tokyo Stock Exchange, Euronext, Deutsche Boerse or any other stock exchange whose average daily U.S. dollar denominated trading volume (based on applicable exchange rates) is at least equal to lowest average daily volume of the aforementioned exchanges based on the trailing 12-month period ending on the Trading Day immediately prior to the Announcement Date.
             "Theoretical Value" means the value calculated using the Black Scholes valuation model, where intrinsic value, if any, is added to 75% of the difference between full Theoretical Value and intrinsic value, and (1) the interest rate used will be tied to the yield of closest matching duration U.S. Treasury issue; and (2) the volatility figure used will be either (A) if the Company has listed options (as it currently does), the volatility associated with those listed options, as implied by the average price (using the midpoint between the bid and the ask prices) of the relevant options (based on closest duration and strike price) during the three (3) consecutive Trading Days immediately prior to the Announcement Date; or (B) if the Company does not have listed options, the thirty (30) day historical volatility of the Company's Common Stock calculated by Bloomberg L.P. (or a similar source selected by the Holder and the Company) ending on the Trading Day immediately prior to the Announcement Date."

          3.   Miscellaneous.

                  (a) Except as specifically amended hereby, all of the terms and provisions of the Warrants shall remain in full force and effect.

                  (b) This Amendment may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, but all counterparts shall together constitute one instrument. Delivery of an executed signature page hereto by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. At the request of the Buyer or any assignee, with at least ten business days advance written notice, the Company will promptly issue an amended and restated version of the Warrant, as amended hereby, in replacement of the Warrant, as amended hereby.

                  (c) This Amendment shall be governed by the laws of the State of Delaware and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  [Remainder of Page Left Intentionally Blank]

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.


                                    COMPANY:

                                    GERON CORPORATION


                                    By:
                                        ----------------------------------------
                                        Name     David J. Earp
                                        Title:   Senior Vice President, Business
                                                 Development and Chief Patent
                                                 Counsel



                                    BUYER:

                                    --------------------------------


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